Unofficial Summary Translation

Cooperative Agreement

Party A: Beihai Hi-Tech Wealth Technology Development Co., Limited

Party B: Shanghai Xiang Guo Wang Lu Technology Development Limited Co., and  Shanghai Xiang Guo Advertising Limited Co.

1. Cooperation Principles:

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Both parties agree to establish separate principles for direct TV marketing and distribution. Party B will be the sole direct TV marketing and distributor of Party A’s goods, regardless of any possible changes in the model of the goods.

•	Party A bears the cost to supply the goods for direct TV marketing (including tax):
Costs of supply (“COS”) = Bill Of Material price (“BOM”) + damages incurred during production + costs of production + service charge (after-sales) + reasonable damage + research fees + tax.

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Both parties agree that the COS provided by Party A to Party B should be evaluated every 60 days. In the event of any outrageous cost, over 10% of previously evaluated, the COS shall be re-evaluated by both parties.

•	Party A should notify Party B the BOM per month.

•	If Party A carries out any major distributions activities and having a major adjustment to the COS for the distribution, both parties should evaluate in advance the COS provided by Party A to Party B.

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The principle of COS for the cellular phone accessories provided by Party A to Party B are based on the followings: The supply of accessories that are produced Party A are based on the costs of production. The supply of accessories that are purchased externally depends on their purchase price.

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To encourage Party B, Party A will subsidize Party B for TV advertising on a monthly basis, subject to the quantity of the goods sold. Prior to availability of a new model in the market, both parties should have a mutual agreement for the amount and standard of subsidy from Party A to Party B.

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The subsidy standard for F8 brand is RMB400 per device. If there are any upgraded new goods that have been released in the market, both parties can adjust the subsidy standard for F8 brand. The subsidy cost for other goods will be calculated separately, and will be an exhibit to this agreement.

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The number of goods sold by the party A will be counted from the starting date of the advertisement through the actual quantity of the products sold out by Party A, (including the quantity of the products that Party A sold through other means of distribution).

•	Both parties agreed that party B will be compensated for the subsidy from the first broadcasting date of the TV advertisement, which must be supported by TV program broadcasting record.

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The deadline for compensating subsidy to party B will be extended to the 60th day following the termination of this agreement (starting from the formal termination date of this agreement), provided that Party B promise to advertise the monthly volume of commercial attaining to every day for 180 minutes and continue over two months.

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The subsidy will be clearing before the 10th day of every month. Party A should pay Party B in cash (to Shanghai Xiang Guo Advertising Ltd. which will collect and issue checks on behalf of Party B). In the event of any delays in the payment, Party A should pay Party B penalty of 0.3% for each day. If the delay in payment exceeds 15 business days, Party B has rights to take legal action against party A; and Party B has right to breach this agreement (stop broadcasting the advertisement as stipulated in this agreement).

•	If Party B obtains (passes) the qualification standard for local distribution, both parties agree to have a new agreement with respect to COS and subsidy, as a supplement to this agreement.

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To protect Party B’s right, Party A agrees to let the people assigned by Party B to second in Party A’s factory to inspect the quantity and production flow. Therefore, both parties agree to sign an “Inspection Method of the Sale of HTW Smartphone”, as a supplement to and concurrent with executing this agreement.

•	Based on the unified retail market price in the country and approved by Party A, Party B has the right to decrease the selling price no more than RMB200.

2. Method of Co-operation: Party A authorizes Party B for a countrywide direct TV marketing of the product line of [Stealth] cell phone (“HTW cell phone” under the Brand “Shang Wu Tong”). Party B is responsible for an overall, widespread and effective direct TV marketing broadcast, promotion and sale of “HTW cell phone” in China. Party B can obtain 100% of the profit resulting from the direct TV marketing. However, Party B cannot sell the products on the market through a store or to wholesalers.

3. Right to use:

•	Scope: Limited to the marketing promotion and the sale of the HTW cell phone products within the effectiveness of this agreement made by Party A and Party B.

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Party A authorizes Party B, within the duration of this agreement, to use relevant trademarks, stores and enterprise identification of Party A such as “HTW”, “Shang Wu Tong” “Stealth Cell Phone” in the direct TV marketing.

•	In the marketing promotion of the HTW cell phone, Party B shall promote the brand under the names “Shang Wu Tong ”, “HTW Stealth Cell Phone”. Names and models of products can be changed in the future.

•	The image representative will be arranged by Party A. Party B can include additional image representative subject to Party A’s consent.

4. Product: Product means cell phone products of “Shang Wu Tong” or its extensive-brand within the effectiveness of this agreement.

5. Guarantee of the product quality: Party A guarantees that the supplied products meet the qualifications under the relevant laws and regulations in China.

6. The price chart for F8 product:

Category	Direct TV Marketing	Nationwide’s Retail Price	Costs of supply	Commercial Subsidy
Acorn International	3780-3980	3980		400
HTW’s Distribution Price Chart
Provincial Agency	--	3980	2630	200
Local Agency	--	3980	2930	100
Dealers	--	3980	3580	0

Duration of Agreement: One year (effective from the date of execution of this agreement).

Production: In accordance to the orders received from the previous month, on the 10th day of each month, both parties will carve out the order plan for the following month. A written agreement shall be signed by both parties’ representatives with respect to such ordering plans per month. In the event that there are any changes to the status of the monthly ordering plan, party B should give 15 days advance written notice to party A.

Under the monthly ordering plan, Party A is responsible for production of goods.

After the execution of the monthly ordering plan, Party B shall, within 3 working days, make a deposit payment to party A for 10% of the order price. Upon delivery of the goods, such 10% payment should be applied to the remaining balance.

Party B shall order the goods and indicate the time of delivery via facsimile (the date of order and time of delivery shall be over 7 working days). Each monthly ordering plan is independently valid and effective, and this Agreement is a supplement to its provisions.

Party A should deliver the goods to Party B on the date specified in the order forms. Party B should authorize representatives to be sent to Party A’s factory to examine and pick up the goods. Within 5 working days after receiving and examining the goods, Party B should transfer the outstanding amount in full to the bank account specified by Party A. Thereafter, Party A issues the invoice of valued-added tax in full amount to Party B within 1 working day after receiving the money. If Party B delays the payment, Party B should pay 0.3% penalty for every day of such delays. If the delay is not cured within 15 working days, Party A has right to take legal action against Party B. Both parties agree to sign a “HTW examining standard”, which is attached as an exhibit to this agreement.

Party A is responsible for the delivery of the ordered goods to Beijing, Shanghai and Guangzhou at the stations specified by Party B. Party A is also responsible for any expenses that may occur before the goods are delivered to the destinations mentioned above. If Party B requests the goods to be delivered via airmail, it should be stated in the order form in advance and be responsible for any additional fees.

Party B has the ownership right to the TV commercials.

Agreement dated as of April 10, 2006.